Exhibit 99.1

Dakota Territory Resource Corp Declares a Special Cash Dividend on Common Stock

Lead, South Dakota, November 16 2020 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that the Company has declared a special cash dividend of $0.055 per common share, payable January 4, 2021 to holders of record on December 22, 2020. There are a total of 150,181,631 shares of Dakota Territory common stock issued and outstanding, with options also outstanding to purchase up to 1,800,000 additional shares of common stock. The holders of 72,666,667 shares of common stock have contractually waived their right to receive the special cash dividend.

“What has allowed us over these past eight years of difficult market conditions to be persistent in the execution of our property acquisition and exploration strategies is the patience of our shareholders.” commented Dakota Territory President and CEO, Jerry Aberle. “Our shareholders have stood behind the Company’s vision knowing it would take better gold prices, and that could take time. We intend with this special dividend to reward that loyalty and to maintain our shareholder base as we move to the next stages of building this Company”.

About Dakota Territory Resource Corp

Dakota Territory is a Nevada Corporation with offices located at Lead, South Dakota. Dakota Territory maintains 100% ownership of seven gold properties covering approximately 14,350 acres in the heart of the Northern Black Hills of South Dakota, including the Blind Gold, City Creek, West Corridor, Homestake Paleoplacer, Ragged Top, Tinton and Maitland Properties. Dakota Territory is uniquely positioned to leverage Management’s extensive exploration and mining experience in the District with Homestake Mining Company. For more information on Dakota Territory, please visit the Company's website at http://DakotaTRC.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Dakota Territory Resource Corp (605) 717-2540

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards. Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property. U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.